UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

PROOF Acquisition Corp I
(Exact name of registrant as specified in its charter)

Delaware	001-41104	86-2707040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

11911 Freedom Drive, Suite 1080 Reston, VA	20190
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.0001	SOAR	NYSE American LLC

Warrants, each whole warrant exercisable for one share of Class A common stock at an exercise price of $11.50	SOAR.WS	NYSE American LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box.  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box.  ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box.  ☐

Securities Act registration statement file number to which this form relates:
333-274082

Securities to be registered pursuant to Section 12(g) of the Act:
None

Explanatory Note

This Registration Statement on Form 8-A is being filed by PROOF Acquisition Corp I (the “Company”) with the U.S. Securities and Exchange Commission (the “SEC”) in connection with the transfer of the listing of the Company’s Class A common stock, par value $0.0001 per share (“Common Stock”), and its warrants to purchase shares of Common Stock, each exercisable for one share of Common Stock at an exercise price of $11.50 per share (the “Warrants”), from The New York Stock Exchange to the NYSE American LLC in connection with the Business Combination referenced below. Upon consummation of the Business Combination, the Company will change its name to Volato Group, Inc.

Item 1. Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Common Stock and Warrants.

The description of the Common Stock registered hereunder is set forth under the caption “Description of Securities After the Business Combination” in the Company’s definitive proxy statement/prospectus, dated as of November 13, 2023 (File No. 333-274082) and filed with the SEC on November 13, 2023 (including any subsequent supplements or amendments with respect to the description of the Common Stock and Warrants), and is incorporated herein by reference.

Item 2. Exhibits.

In accordance with the “Instructions as to Exhibits” with respect to Form 8-A, no exhibits are required to be filed as part of this registration statement because no other securities of the registrant are registered on The New York Stock Exchange and the securities registered hereby are not being registered pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended.

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Date: November 30, 2023

PROOF Acquisition Corp I

By:	/s/ Michael Zarlenga
	Name:	Michael Zarlenga
	Title:	General Counsel and Corporate Secretary